UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 1, 2010
(Date of Earliest Event Reported)

FUND.COM INC.
 (Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34027 (Commission File Number)	30-0284778 (I.R.S. Employer Identification No.)

14 Wall Street, 20th Floor, New York, New York, 10005
 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 618-1633

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

As previously reported by Fund.com Inc. (the “Company”) in its periodic filings with the Securities and Exchange Commission, an arbitration proceeding was commenced on November 7, 2008 (the “Arbitration”) against Mr. Noah Hamman, the Chief Executive Officer of AdvisorShares Investments LLC, the Company’s majority owned subsidiary (“AdvisorShares”), and part owner (“Member”) of Arrow Investment Advisors, LLC (“Arrow”), by Arrow.  The arbitration was commenced pursuant to the provisions of the LLC Operating Agreement of Arrow and brought under the auspices of the International Institute for Conflict Prevention and Resolution in New York, as required under the LLC Operating Agreement. The arbitration involved the other Members of Arrow who asserted an ownership claim regarding Mr. Hamman's ownership interest in AdvisorShares.  If the other Members of Arrow prevailed on their claims, this would have impacted the amount of ownership Mr. Hamman indirectly holds in AdvisorShares in that Mr. Hamman could have lost his 40% interest in AdvisorShares to Arrow. In addition, if Arrow prevailed, Arrow could have asserted other claims including that the Purchase and Contribution Agreement (to which the Company a party) was inappropriately executed and sought to nullify the obligations associated with such agreement.

On March 1, 2010, Mr. Hamman, Arrow and the Members agreed to settle the Arbitration. In addition, on March 1, 2010, AdvisorShares exchanged general releases with Arrow and the Members pursuant to which Arrow and the Members released AdvisorShares from any claim or contention regarding any right, title, equity, ownership or interest in or to AdvisorShares, its business activities, products or intellectual property.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

 (c) Shell company transactions.

Not applicable.

(d) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUND.COM, INC.
 (Registrant)

By: /s/ Gregory Webster
Name: Gregory Webster
Title: Chief Executive Officer

Date: March 5, 2010